As filed with the Securities and Exchange Commission on May 10, 2005

Registration No. 333-115900

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DayStar Technologies, Inc.

(Name of small business issuer in its charter)

Delaware	3674	84-1390053
(State or Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

13 Corporate Drive

Halfmoon, New York 12065

(518) 383-4600

(Address and telephone number of principal executive offices and principal place of business)

Dr. John R. Tuttle

President and Chief Executive Officer

DayStar Technologies, Inc.

13 Corporate Drive

Halfmoon, New York 12065

(518) 383-4600

(Name, address and telephone number of agent for service)

Copies to:

Thomas P. Palmer, Esq.

Sherrill A. Corbett, Esq.

Tonkon Torp LLP

888 S.W. Fifth Avenue, Suite 1600

Portland, Oregon 97204

(503) 221-1440

Approximate date of proposed sale to the public: Not applicable.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

This post-effective amendment shall become effective in accordance with Section 8(c) of the Securities Act of 1933 on such date as the Securities and Exchange Commission, acting pursuant to Section 8(c), may determine.

DEREGISTRATION OF SECURITIES

DayStar Technologies, Inc., a Delaware corporation (“DayStar”), filed a Registration Statement on Form SB-2 (Registration No. 333-115900) (as amended, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) on May 26, 2004 registering the resale by certain security holders of (a) 253,330 shares of its common stock, par value $0.01 per share; (b) 253,330 redeemable Class A warrants; (c) 506,660 nonredeemable Class B warrants; (d) 759,990 shares of common stock issuable upon exercise of the Class A and Class B warrants; and (e) 25,000 shares of common stock underlying a common stock purchase option. The Commission declared the Registration Statement effective on July 13, 2004.

In accordance with the undertaking contained in Part II, Item 28 of the Registration Statement and pursuant to Item 512(a)(3) of Regulation S-B, DayStar files this post-effective amendment to remove from registration under the Registration Statement (a) 759,990 shares of its common stock underlying the Class A and Class B warrants, and (b) 25,000 shares of its common stock underlying the common stock purchase option, which shares remain unsold under the Registration Statement as of the date hereof. DayStar is deregistering the unsold shares of its common stock under the Registration Statement because it has registered their resale by means of a separate Registration Statement on Form S-3 (Registration No. 333-123497).

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Post-Effective Amendment No. 1 to its Registration Statement on Form SB-2 (Registration No. 333-115900) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Halfmoon, State of New York, on May 9, 2005.

DayStar Technologies, Inc.

By	/s/ John R. Tuttle
John R. Tuttle
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ John R. Tuttle	Chairman, President and Chief Executive Officer (Principal Executive Officer)	May 9, 2005
John R. Tuttle

/s/ Stephen A. Aanderud	Chief Financial Officer (Principal Financial and Accounting Officer)	May 9, 2005
Stephen A. Aanderud

/s/ Robert G. Aldrich	Director	May 9, 2005
Robert G. Aldrich

/s/ Randolph A. Graves, Jr.	Director	May 9, 2005
Randolph A. Graves, Jr.

/s/ Kelly A. Lovell	Director	May 9, 2005
Kelly A. Lovell

/s/ Scott M. Schecter	Director	May 9, 2005
Scott M. Schecter

3